EXHIBIT 10.3(a)-5

Schedule of 2007 Performance Stock Unit Awards

to certain named executive officers

Name / Title	Number of Stock Units Awarded
Neil S. Novich Chairman, President and Chief Executive Officer	102,000

Jay M. Gratz Executive Vice President, Chief Financial Officer and President—Ryerson Coil Processing Division	37,000

Gary J. Niederpruem Executive Vice President	37,000

Stephen E. Makarewicz President—Ryerson South	15,000

James M. Delaney President—Global Accounts Division	11,000